Exhibit F

September 9, 2015

Minister of Finance

Ministry of Finance

Federative Republic of Brazil

Esplanada dos Ministérios

Bloco P

70048-900, Brasília-DF

BRAZIL

Re:	Federative Republic of Brazil

Registration Statement No. 333-181500

Ladies and Gentlemen:

I, a duly authorized Attorney of the Office of the Attorney General of the National Treasury of the Ministry of Finance of the Federative Republic of Brazil (“Brazil”), have reviewed the above-referenced Registration Statement (the “Registration Statement”), including the Prospectus dated August 1, 2012, the Prospectus Supplement dated September 3, 2014 constituting a part thereof, the Fiscal Agency Agreement dated as of November 1, 1996, between Brazil and The Bank of New York Mellon (successor in interest to JP Morgan Chase Bank, N.A.) including the form of Note attached thereto, each as amended by Amendment No. 1 dated as of April 28, 2003, Amendment No. 2 dated as of March 30, 2004, Amendment No. 3 dated as of June 28, 2004 and Amendment No. 4 dated as of August 31, 2011 (the “Fiscal Agency Agreement”) previously filed as part of Brazil’s Registration Statement on Schedule B (Registration Statement No. 333-6682) and made a part of the Registration Statement and the Underwriting Agreement dated September 3, 2014 (the “Underwriting Agreement”) between Brazil, on the one hand, and Banco BTG Pactual S.A. – Cayman Branch, Citigroup Global Markets Inc., and Morgan Stanley & Co. LLC, as representatives for the several underwriters named therein, on the other hand, pursuant to which Brazil proposes to issue its 4.25% Global Bonds due 2025 (the “Global Bonds”).

The issuance of the Global Bonds has been authorized pursuant to Resolution No. 20 dated November 16, 2004 of the Federal Senate of Brazil, enacted pursuant to Article 52 of the Constitution of the Federative Republic of Brazil.

It is my opinion that the Global Bonds have been duly authorized, and when executed and delivered by Brazil and authenticated pursuant to the Fiscal Agency Agreement and delivered pursuant to the Underwriting Agreement, the Prospectus (including, without limitation, the Prospectus Supplement) and any amendment or supplement thereto, the Global Bonds will constitute valid and legally binding direct and unconditional obligations of Brazil under the present laws of Brazil.

I hereby consent to the filing of this opinion as Exhibit F to the Annual Report of Brazil on Form 18-K for the fiscal year ended December 31, 2014. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Lina do Rêgo Motta Veloso
Lina do Rêgo Motta Veloso
Deputy Attorney General of the
National Treasury of Brazil